EXHIBIT 99.1

Industrial Enterprises Receives Additional NASDAQ Notification

NEW YORK, November 19, 2007 - Industrial Enterprises of America, Inc. (NASDAQ: IEAM), today announced that the Company received a written notification from the staff of The NASDAQ Stock Market on November 15, 2007, stating that the Company's failure to timely file its Quarterly Report on Form 10-QSB for the quarter ended September 30, 2007 would serve as an additional basis for delisting the Company's common stock from The NASDAQ Stock Market. The Company expected to receive the NASDAQ notification due to the Company not timely filing its Form 10-QSB for the quarter ended September 30, 2007. This notification is in addition to prior NASDAQ staff notifications stating that the common stock was subject to delisting because the Company did not timely file its Annual Report on Form 10-KSB for the year ended June 30, 2007.

A hearing before the NASDAQ Listing Qualifications Panel has been scheduled for November 29, 2007 to review the Staff Determination as well as a prior Staff Determination. There can be no assurance that the Listing Qualifications Panel will grant the Company's request for continued listing.

About Industrial Enterprises of America

Industrial Enterprises of America, Inc., headquartered in New York, NY, is an automotive aftermarket packager and supplier that specializes in the sale of anti-freeze, auto fluids, charcoal fluids, and other additives and chemicals. The Company has distinct proprietary brands that collectively serve the retail, professional and discount automotive aftermarket channels. For more information please visit www.ieam-inc.com.

Except for the historical information contained herein, the matters discussed in this press release may include forward-looking statements or information. All statements, other than statements of historical fact, including, without limitation, those with respect to the objectives, plans and strategies of Industrial Enterprises of America set forth herein and those preceded by or that include the words ``believes,'' ``expects,'' ``given,'' ``targets,'' ``intends,'' ``anticipates,'' ``plans,'' ``projects,'' ``forecasts'' or similar expressions, are forward-looking statements. Although the Company's management believes that such forward-looking statements are reasonable, it cannot guarantee that such expectations are, or will be, correct. These forward-looking statements involve a number of risks and uncertainties which could cause the Company's future results to differ materially from those anticipated, including: (i) the Company's history of ongoing operating losses; (ii) the overall marketplace and clients' usage of products, including demand therefore, the impact of competitive technologies, products and pricing, particularly given the substantially larger size and scale of certain competitors and potential competitors, control of expenses, and revenue generation by the acquisition of new customers; Other risks are detailed from time to time in the Company's 2006 Annual Report on Form 10-K, as amended, its Quarterly Reports on Form 10-QSB, and in its other Securities and Exchange Commission reports and statements. The Company assumes no obligation to update any of the information contained or referenced in this press release.